Exhibit 5.1

November 18, 2019 Kansas City Southern 427 West 12th Street Kansas City, Missouri 64105

Ladies and Gentlemen:

We have acted as New York counsel to Kansas City Southern, a corporation organized under the laws of Delaware (the “Company”), and each of the guarantors listed on Schedule I hereto (the “Guarantors” and, together with the Company, the “KCS Entities”) in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3ASR (File No. 333-221537) filed with the Commission on November 13, 2017 (the “Registration Statement”), a Prospectus dated November 13, 2017, forming part of the Registration Statement (the “Base Prospectus”), a Prospectus Supplement dated November 14, 2019, relating to the issuance and sale of $425,000,000 in aggregate principal amount of the Company’s 2.875% Senior Notes due 2029 (the “2029 Notes”) and $425,000,000 in aggregate principal amount of the Company’s 4.200% Senior Notes due 2069 (the “2069 Notes” and, together with the 2029 Notes, the “Securities”), filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The 2029 Notes will be issued pursuant to an Indenture dated December 9, 2015 (the “Base Indenture”), among the Company, as issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Supplemental Indenture dated November 18, 2019 (the “Ninth Supplemental Indenture”), among the Company, the Guarantors and the Trustee, and the 2069 Notes will be issued pursuant to the Base Indenture, as supplemented by a Supplemental Indenture dated November 18, 2019 (the “Tenth Supplemental Indenture” and, together with the Ninth Supplemental Indenture, the “Supplemental Indentures”), among the Company, the Guarantors and the Trustee. The Base Indenture, as supplemented by the Supplemental Indentures, is referred to as the “Indenture”. In connection with the issuance and sale of the Securities, the Company, the Guarantors and BofA Securities, Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several Underwriters named in the Underwriting Agreement, acting severally and not jointly (the “Underwriters”), entered into an Underwriting Agreement, dated November 14, 2019 (the “Underwriting Agreement”).

As counsel to the KCS Entities, we have reviewed the originals, or copies identified to our satisfaction of (i) the Registration Statement, (ii) the Prospectus, (iii) the Indenture, (iv) the Securities,

(v) the Underwriting Agreement and (vi) such certificates of officers of the KCS Entities, and the originals (or copies thereof) of such corporate documents and records of the KCS Entities and such other documents, records and papers as we have deemed necessary as a basis for the opinions expressed below. In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have relied, as to matters of fact, upon the certificates of public officials and officers of the KCS Entities.

Based upon our examination of such documents, certificates, records, authorizations and proceedings as we have deemed relevant, it is our opinion that, when the Securities are authorized, executed and delivered by the Company and duly authenticated by the Trustee pursuant to the Indenture and delivered and paid for by the Underwriters in accordance with the Underwriting Agreement, (i) the Securities will constitute valid and legally binding obligations of the Company under the laws of the State of New York, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and general principles of equity (whether applied by a court of law or equity) and (ii) the guarantees will constitute valid and legally binding obligations of the Guarantors under the laws of the State of New York, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and general principles of equity (whether applied by a court of law or equity).

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of New York and the General Corporation Law of the State of Delaware. For purposes of our opinions with respect to the corporations listed on Schedule II, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Husch Blackwell LLP with respect to matters of Illinois and Missouri law.

With your consent, we have assumed (a) that the Indenture has been authorized, executed and delivered by the Trustee, (b) that the Indenture and the Securities constitute valid and legally binding obligations of the parties thereto other than the KCS Entities, enforceable against such parties in accordance with their respective terms and (c) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ White & Case LLP

GK/AW/MB/LA/SWL/TF

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SCHEDULE I

A. Delaware Guarantors:

KCS Holdings I, Inc.
KCS Ventures I, Inc.
Southern Industrial Services, Inc.
Pabtex, Inc.
The Kansas City Northern Railway Company
Trans-Serve, Inc.
Veals, Inc.

B.  Illinois Guarantor:

Gateway Eastern Railway Company

C.  Missouri Guarantors:

Southern Development Company
The Kansas City Southern Railway Company

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SCHEDULE II

A.  Illinois Guarantor:

Gateway Eastern Railway Company

B.  Missouri Guarantors:

Southern Development Company
The Kansas City Southern Railway Company

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